U.S. SECURITIES AND EXCHANGE COMMISSION

                                WASHINGTON, D.C. 20549

                                     FORM 12b-25

                             NOTIFICATION OF LATE FILING

                                                          SEC FILE NUMBER
                                                              1-7965
                                     (Check One):
                                                           CUSIP NUMBER
                                                           147621 10 6


            [ ]  Form 10-KSB   [ ]  Form 20-F   [ ]  Form 11-K   [X]  Form
                               10-QSB   [ ]  Form N-SAR
                         For Period Ended:  October 31, 1995



                    [  ] Transition Report on Form 10-K
                    [  ] Transition Report on Form 20-F
                    [  ] Transition Report on Form 11-K
                    [  ] Transition Report on Form 10-Q
                    [  ] Transition Report on Form N-SAR
                    For the Transition Period Ended:  ______________



                    Nothing in  this form shall be  construed to imply
               that  the  Commission  has  verified   any  information
               contained herein.


               If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification
          relates:   N/A


          Part I Registration Information


               Full Name of Registrant:  Caspen Oil, Inc.

               Former Name if Applicable:  N/A

               Address of Principal Executive Office (Street and Number)

                                Irongate 3, Suite 201
                            777 South Wadsworth Boulevard
                               Lakewood, Colorado 80226
                              (City, State and Zip Code)


          Part II Rules 12b-25 (b) and (c)




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          If  the subject  report could not  be filed  without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

          [X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

          [X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, 20-F, 11-K, 10-Q or N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

          [X] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


          Part III Narrative


          State below in reasonable detail the reasons why annual report, quarterly report, transition report on Form 10-K, 20-F, 11-K, 10-Q or N-SAR or portion thereof could not be filed within the prescribed period.

               The Registrant is unable to meet the prescribed deadline. Filing should be completed by early next week.






          Part IV Other Information


               (1) Name and telephone number of person to contact in regard to this notification

                          Gary N. Davis                   (303)
          987-0925
                         (Name)                        (Area Code)
          (Telephone Number)

               (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                        [X]  Yes    [ ]  No



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               (3)  Is  it  anticipated  that  any  significant  change  in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                        [ ]  Yes    [X]  No

               If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.




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                                   Caspen Oil, Inc.
                     (Name of Registrant as specified in charter)

          has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

          Date:  December 15, 1995                By:   /s/ Gary N. Davis
                                                  Gary N. Davis, Treasurer

          INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be field with the form.


                                      ATTENTION

               Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).




































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